Exhibit 5.1

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, Pennsylvania 15102

+1 412 288 3131

Fax +1 412 288 3063

reedsmith.com

February 24, 2020

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to F.N.B. Corporation, a Pennsylvania corporation (the “Corporation”), in connection with the issuance by the Corporation of $300,000,000 aggregate principal amount of the Company’s 2.200% Senior Notes due 2023 (the “Notes”) pursuant to a Registration Statement (No. 333-224979) on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Corporation is filing the Underwriting Agreement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

The Notes will be issued under an Indenture, dated as of February 24, 2020, as supplemented and amended by a First Supplemental Indenture dated as of February 24 2020, (together, the “Indenture”), in each case between the Corporation and Wilmington Trust, National Association, as trustee (the “Trustee”). The sale of the Notes will be made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated February 19, 2020, by and among, on the one hand, the Corporation, as issuer, and Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the several underwriters named therein (the “Underwriters”).

In rendering the opinions expressed below, we have reviewed originals or copies of the following documents: (i) the Registration Statement; (ii) the prospectus dated May 16, 2018 (the “Prospectus”), forming a part of the Registration Statement, as supplemented by the definitive prospectus supplement dated February 19, 2020 (the “Prospectus Supplement”) relating to the Notes; (iii) the Underwriting Agreement; (iv) the Indenture; (v) the form of the Notes; and (vi) such certificates, statements and results of inquiries of public officials and officers and representatives of the Corporation and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments, in each case as we have deemed necessary or appropriate to enable us to render the opinion expressed

ABU DHABI ◆ ATHENS ◆ AUSTIN ◆ BEIJING ◆ CENTURY CITY ◆ CHICAGO ◆ DUBAI ◆ FRANKFURT ◆ HONG KONG ◆ HOUSTON ◆ KAZAKHSTAN ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICHNEW YORK ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH ◆ PRINCETON ◆ RICHMOND ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

F.N.B. Corporation February 24, 2020 Page 2

herein. In our review, we have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and of officers of the Corporation.

Subject to the foregoing and the other matters and assumptions set forth herein, we are of the opinion that, when the Indenture has been duly authorized, executed and delivered by the Trustee and the Corporation, and when the Notes have been duly executed by the Corporation and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

The foregoing opinion is subject to the following exceptions, limitations and qualifications: (i) the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effects of general principles of equity, whether applied by a court of law or equity; (iii) the enforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the application, if any, of laws concerning (a) state securities law matters, (b) tax or tax effects or (c) environmental matters; (v) implied covenants of good faith and fair dealing; and (vi) the enforceability of the waiver of rights or defenses contained in the Indenture or the Notes.

In rendering the foregoing opinion, we have assumed that: (i) the effectiveness of the Registration Statement has not been terminated or rescinded; and (ii) the Notes will be issued and sold in compliance with all applicable federal and state securities laws and in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement.

The opinion expressed herein is limited to the laws of the State of New York and we express no opinion with respect to the effect of the laws of any other jurisdiction.

F.N.B. Corporation February 24, 2020 Page 3

We hereby consent to the filing of this opinion as an exhibit to the Corporation’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the incorporation by reference of this opinion in the Registration Statement and to the reference to our firm under the caption “Certain Legal Matters” in each of the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP